EXHIBIT 10.3

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of March 16, 2026 (the “Effective Date”) by and between Richard Bartram, an individual (“Consultant”), whose address is set forth on the signature page below and MBX Biosciences, Inc., a Delaware corporation (the “Company”) (each a “Party” and collectively the “Parties”).

The Company and Consultant hereby agree as follows:

1.
Services. The Company hereby engages Consultant to provide to the Company, and Consultant agrees to provide to the Company under the terms and conditions of this Agreement, the services described on Exhibit A attached hereto and incorporated by this reference (hereinafter the “Services”).
2.
Consideration. As consideration for Consultant’s rendering the Services during the term of this Agreement, the Company shall offer Consultant compensation as set forth in Exhibit A attached hereto and incorporated herein by reference.
3.
Expenses. The Company shall reimburse Consultant for reasonable and necessary out-of-pocket expenses incurred by Consultant in the performance of the Services (the “Expenses”), provided such Expenses are approved in advance by an officer of the Company and further are supported by an itemized invoice and applicable receipts (the “Expense Documentation”). The Company shall reimburse Consultant for such Expenses within ten (10) business days of Consultant submitting the Expense Documentation to an appropriate officer of the Company.
4.
Independent Contractor. Consultant is not, nor shall Consultant be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Consultant shall not be entitled to any benefits provided by the Company to its employees (including such items as health and disability benefits). Consultant’s status and relationship with the Company shall be that of an independent contractor. Consultant shall not state or imply, directly or indirectly, that Consultant is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the Parties. Consultant shall be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a Consultant.
5.
Cancellation of Services. Either Party may at any time terminate Consultant’s engagement hereunder and this Agreement upon ten (10) days prior written notice to the non-terminating Party; provided that the Company may terminate Consultant’s engagement hereunder and this Agreement at any time with immediate effect in the event Consultant fails or refuses to perform the Services or otherwise breaches any material provision of this Agreement.
6.
Term of Agreement; Termination. The term of this Agreement and Consultant’s Services hereunder shall commence as of the Effective Date and shall continue until April 16, 2026. Except as otherwise explicitly provided herein, the provisions of Sections 7, 9 through 16 shall survive the termination or expiration of this Agreement for any reason.
7.
Warranties of Consultant. Consultant represents to the Company that (i) with respect to any information, know-how, knowledge or data disclosed by Consultant to the Company in the performance of this Agreement, Consultant has the full and unrestricted right to disclose the same; and (ii) Consultant is free to undertake the Services required by this Agreement, and there is, and shall be, no conflict of interest between Consultant’s performance of this Agreement and any obligation Consultant may have to other parties.
8.
Intentionally Omitted.

9.
Confidentiality. Consultant agrees to hold all Confidential Information (as hereinafter defined) of the Company (or other parties whose Confidential Information the Company has in its possession under obligations of confidentiality) in trust and strict confidence and, except as may be authorized by the Company in writing, shall not use for any purpose other than the performance of the Services under this Agreement, nor disclose such Confidential Information to any person, association, company, entity or other organization (whether for profit or not for profit). Consultant may disclose to the Company any information that Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars or in informal scientific discussions.

As used herein, “Confidential Information” shall mean all knowledge and information which Consultant has acquired or may acquire as a result of, or related to, his or her relationship with the Company, including but not limited to, information concerning the Company’s business, finances, operations, strategic planning, research and development activities, products, research developments, improvements, processes, trade secrets, services, cost and pricing policies, formulae, diagrams, schematics, notes, data, memoranda, methods, know-how, techniques, inventions, and marketing strategies. Confidential Information shall also include information received by the Company from third parties under an obligation of confidentiality. Notwithstanding the foregoing sentence, but subject to Section 10, such Confidential Information does not include (i) information which is or becomes publicly available (except as may be disclosed by Consultant in violation of this Agreement), (ii) information acquired by Consultant from a third-party source other than the Company or any of its employees, Consultant or shareholders, which source legally acquired such information under no obligation of confidentiality, or (iii) information of a general nature and specifically information regarding the Company’s business and industry known to Consultant prior to advising the Company or acquired by Consultant during the term hereof by reason of his or her other business activities.

10.
Ownership of Work Product and Enforcement of Intellectual Property. Consultant shall communicate in writing and disclose to the Company promptly and fully all concepts, ideas, inventions, formulae, algorithms, software code, trade secrets, know-how, technical or business innovations, writings, discoveries, designs, developments, methods, modifications, improvements, processes, databases, computer programs, techniques, graphics or images, audio or visual works or other works of authorship and patents or patent rights created, reduced to practice, or conceived by Consultant during the term of this Agreement, which result from (i) the Services that Consultant performs for the Company or (ii) information derived from the Company or its employees, agents or other consultants (all of the foregoing herein collectively and individually called “Works”). The Works shall be and remain the sole and exclusive property of the Company whether or not patented or copyrighted and without regard to any termination of this Agreement. The Works and all related Intellectual Property Rights (as hereinafter defined) are being created at the instance of the Company and shall be deemed to be “works made for hire” under the United States copyright laws, and Consultant hereby does assign and transfer, and to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns, as applicable, all of Consultant’s right, title and interest in all Works and all related Intellectual Property Rights. If any Works (or any Intellectual Property Right in or related to such Works or that claim or cover such Works) do not qualify for treatment as “works made for hire,” or if Consultant retains any interest therein for any other reason, Consultant hereby assigns and transfers, and will assign and transfer, to the Company all ownership and interest in such Works and any and all Intellectual Property Rights in and to such Works or that claim or cover any such Works. Consultant will cooperate fully with the Company, both during and after his or her engagement with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights related to the Works.

As used herein, “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress, and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

11.
Company Data. Any data or other materials furnished by the Company for use by Consultant in connection with the Services shall remain the sole property of the Company and shall be held in trust and confidence by Consultant in accordance with Section 9. Consultant shall return to the Company any and all data and other materials furnished to Consultant upon written notice to Consultant requesting such return, and in any event Consultant shall promptly return such data and materials upon termination of this Agreement and will not keep or make copies of any such data or materials.
12.
Remedies Upon Breach. Consultant understands that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and Consultant considers them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.
13.
Advertising. Consultant shall not in any way or in any form publicize or advertise in any manner the fact that it is performing the Services without the prior written consent of the Company.
14.
Intentionally Omitted.
15.
Notices. All notices under this Agreement will be in writing and will reference this Agreement. Notices will be deemed given when: (i) delivered personally via e-mail or otherwise; (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or such other addresses designated pursuant to this Section.

If to Company:

MBX Biosciences, Inc.

If to Consultant:

Richard Bartram

16.
Miscellaneous. This Agreement together with all exhibits hereto, contains the entire understanding of the Parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the Parties relating to the subject matter of this Agreement. Neither this Agreement nor any right or obligation hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may assign this Agreement to its affiliates, successors and assigns. Consultant expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ Consultant may be transferred without the necessity that this Agreement be resigned at the time of such transfer. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to its conflict of laws rules. This Agreement may not be modified or amended except in a writing that is signed and executed by both Consultant and the Company. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the forgoing, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

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EXHIBIT 10.3

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date last below written.

CONSULTANT MBX BIOSCIENCES, INC.

By: /s/ Richard Bartram By: /s/ Michelle Graham

Name (Print): __Richard Bartram__ Name (Print) Michelle Graham

Address: Title: Chief Human Resources Officer Date: 02/25/2026

Date: 02/25/2026

EXHIBIT A

Description of Services:

During the term of this Agreement, Consultant shall render such Services to and for the Company as may be reasonably requested from time to time by the Company, including but not limited to accounting and strategic advisory services.

Fees and Expenses:

As consideration for the Services,

•
the Company shall pay Consultant $20,000 per month for the Services rendered under this Agreement, and
•
during the term of the Agreement, the equity held by Consultant as of the date hereof shall continue to vest pursuant to the terms of the applicable equity agreement, such that there is no lapse in the provision of Services (as defined therein); provided, however, that if the Company terminates this Agreement early without Cause (as defined in the Company’s equity incentive plan), all outstanding equity awards will immediately vest as to that portion of such equity awards (options to purchase 5,975 shares of the Company’s common stock) that would have vested had you continued to remain a consultant of the Company for the original term of this Agreement.

For avoidance of doubt, Consultant has been granted options to purchase a total of 433,170 shares of the Company’s common stock (the “Options”) and restricted stock units representing a total of 15,000 shares of the Company’s common stock (the “RSUs”). As of the Effective Date, 312,389 of the shares underlying the Options are vested and outstanding and 3,750 of the RSUs are vested and outstanding. Upon the expiration of this Agreement at the completion of the term pursuant to Section 6, a total of 318,364 of the shares underlying the Options shall be vested and outstanding and 3,750 of the RSUs shall be vested and issued. Upon such expiration, Consultant will cease vesting in any Options and RSUs, and the 114,806 unvested Options and 11,250 unvested RSUs that Consultant holds will terminate and be of no further force or effect.